Exhibit 99.B

News For Immediate Release
El Paso Corporation Launches Credit Facility Refinancing with Deutsche Bank
HOUSTON, TEXAS, July 10, 2006— El Paso Corporation (NYSE: EP) announced today that as part of its plan to refinance its corporate credit facilities, it intends to enter into a new five-year, $500-million revolving credit facility with Deutsche Bank AG New York Branch as initial lender. El Paso anticipates that the facility will permit up to $500 million in revolving loans and letters of credit for general corporate purposes. Borrowings under the facility will be unsecured and will not be guaranteed by El Paso’s subsidiaries. This new facility is the first step in an anticipated restructuring and renewal of El Paso’s credit facilities.
Deutsche Bank has advised El Paso that Deutsche Bank intends to hedge its exposure with respect to the new facility through a stand-by assignment agreement with the El Paso Performance-Linked Trust, which will issue Trust Securities to certain investors in a private transaction. The El Paso Performance-Linked Trust is a Delaware statutory trust created on June 21, 2006 for which Deutsche Bank Trust Company Delaware, an affiliate of Deutsche Bank, serves as trustee. As a result of the stand-by assignment, yield certificates to be issued by the Trust will be linked to the credit of El Paso.
The Trust Securities will be sold by the Trust in a transaction that does not require registration under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Trust Securities nor shall there be any sale of the Trust Securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to comply with the covenants in our various financing documents; actions by the credit rating agencies; the successful close of our financing transactions; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906
Fax: (713) 420-4417